Exhibit 99.1

Getaround, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$27,216	$62,516
Restricted cash	3,600	3,950
Accounts receivable, net	439	1,936
Prepaid expenses and other current assets	7,035	5,890

Total Current Assets	38,290	74,292
Property and Equipment, Net	10,678	10,731
Operating Lease Right-of-Use Assets, Net	13,407	—
Goodwill	105,957	122,805
Intangible Assets, Net	10,785	18,854
Deferred Tax Assets	3	159
Other Assets	1,745	94

Total Assets	$180,865	$226,935

Liabilities, Mezzanine Equity and Stockholders’ Deficit
Current Liabilities
Accounts payable	$10,472	$5,382
Accrued host payments and insurance fees	13,510	13,384
Operating lease liabilities, current	1,828	—
Notes payable, current	38,425	464
Other accrued liabilities	28,657	27,391
Deferred revenue	866	310

Total Current Liabilities	93,758	46,931
Notes Payable, net of discount of $505 and $1,101, respectively (net of current portion)	40,111	78,357
Convertible Notes Payable ($53,838 and $34,803 measured at fair value, respectively)	54,312	35,277
Related Party Convertible Notes Payable (measured at fair value)	8,869	—
Operating Lease Liabilities (net of current portion)	18,101	—
Deferred Tax Liabilities	979	1,868
Warrant Liability	65,376	48,504
Other Long-Term Liabilities	—	6,851

Total Liabilities	281,506	217,788

Commitments and Contingencies (Note 11)
Mezzanine Equity
Convertible preferred stock; $0.00001 par value, 186,388,450 shares authorized as of September 30, 2022 and December 31, 2021
Series A convertible; 14,497,716 shares designated, 10,678,459 and 10,678,459 issued and outstanding respectively, liquidation value of $10,918 and $10,918, respectively	16,953	16,953
Series B convertible; 11,980,730 shares designated, 5,216,044 and 5,119,213 issued and outstanding respectively, liquidation value of $8,407 and $8,251, respectively	9,578	9,338
Series C convertible; 18,526,490 shares designated, 10,836,279 and 10,836,279 issued and outstanding respectively, liquidation value of $23,844 and $23,844, respectively	22,761	22,761
Series D convertible; 53,868,628 shares designated, 49,783,894 and 49,783,894 issued and outstanding respectively, liquidation value of $345,712 and $345,713, respectively	241,428	241,428
Series E convertible; 87,514,886 shares designated, 49,303,179 shares and 49,054,302 issued and outstanding respectively, liquidation value of $141,383 and $143,412, respectively	120,296	119,888

Total Mezzanine Equity	411,016	410,368

Stockholders’ Deficit
Common stock, $0.00001 par value, 386,300,000 shares authorized; 83,645,759 and 79,738,747 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	247,278	237,578
Stockholder notes	(14,478)	(14,478)
Treasury stock	(661)	(661)
Accumulated deficit	(726,527)	(625,944)
Accumulated other comprehensive (loss) income	(17,270)	2,283

Total Stockholders’ Deficit	(511,657)	(401,221)

Total Liabilities, Mezzanine Equity and Stockholders’ Deficit	$180,865	$226,935

See accompanying notes to the condensed consolidated financial statements.

Getaround, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share amounts)

(Unaudited)

Nine months ended September 30,	2022	2021
Service revenue	$43,967	$46,733
Lease revenue	1,058	1,473

Total Revenues	45,025	48,206

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Service	3,754	4,306
Lease	90	136
Sales and marketing	22,736	12,942
Operations and support	39,596	35,452
Technology and product development	13,374	13,728
General and administrative	38,665	48,347
Depreciation and amortization	7,670	9,591

Total Operating Expenses	125,885	124,502

Loss from Operations	(80,860)	(76,296)
Other Income (Expense)
Gain on extinguishment of debt	—	7,017
Convertible promissory note fair value adjustment	3,896	(4,549)
Warrant liability fair value adjustment	(17,521)	(30,332)
Interest expense, net	(7,903)	(2,388)
Other income, net	1,258	492
Total Other Income (Expense)	(20,270)	(29,760)

Loss, before Income Tax Benefit	(101,130)	(106,056)
Income Tax Benefit	(547)	(797)

Net Loss	(100,583)	(105,259)
Foreign Currency Translation Loss	(19,553)	(8,095)

Comprehensive Loss	$(120,136)	$(113,354)

Net Loss Per Share Attributable to Stockholders (Note 16):
Basic	$(1.41)	$(1.53)
Diluted	$(1.41)	$(1.53)
Weighted average shares outstanding (Basic and Diluted)	71,169	68,832

See accompanying notes to the condensed consolidated financial statements.

Getaround, Inc.

Condensed Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Deficit

(in thousands, except share data)

(Unaudited)

	Convertible Redeemable Preferred Stock		Common Stock		Treasury Stock	Stockholder Notes	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2020	120,384,609	$399,855	69,345,606	$1	$(661)	$(14,478)	$230,028	$(505,881)	$13,486	$(277,505)
Stock option exercises	—	—	12,695,706	—	—	—	1,300	—	—	1,300
RSUs vested	—	—	831,611	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	9,420	—	—	9,420
Issuance of Series E convertible preferred stock, net of $26 issuance costs	404,409	616	—	—	—	—	—	—	—	—
Exchange of 3,609,608 shares of nonvoting common stock into 3,609,608 preferred stock	3,609,608	6,382	(3,609,608)	—	—	—	(6,382)	—	—	(6,382)
Exercise of Series E-2 Preferred stock warrant into 77,597 Series E-2 convertible preferred stock	77,597	301	—	—	—	—	—	—	—	—
Exercise of Series E-3 Preferred stock warrant into 995,924 Series E-3 convertible preferred stock	995,924	3,214	—	—	—	—	—	—	—	— —
Issuance of common stock to settle liability	—	—	327,991	—	—	—	1,099	—		1,099
Foreign currency translation	—	—	—	—	—	—	—	—	(8,095)	(8,095)
Net loss	—	—	—	—	—	—	—	(105,259)	—	(105,259)

Balance, September 30, 2021	125,472,147	$410,368	79,591,306	$1	$(661)	$(14,478)	$235,465	$(611,140)	$5,391	$(385,422)

	Convertible Preferred Stock		Common Stock		Treasury Stock	Stockholder Notes	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	125,472,147	$410,368	79,738,747	$1	$(661)	$(14,478)	$237,578	$(625,944)	$2,283	$(401,221)
Stock option exercises	—	—	176,463	—	—	—	113	—	—	113
RSUs vested	—	—	810,967	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	4,945	—	—	4,945
Exercise of Series E-3 Preferred stock warrant into 248,877 Series E-3 convertible preferred stock	248,877	408	—	—	—	—	—	—	—	—
Exercise of Series B Preferred stock warrant into 96,831 Series B Preferred stock	96,831	240	—	—	—	—	—	—	—	—
Common stock issued to extinguish the outstanding contingent compensation liability	—	—	2,919,582	—	—	—	4,642	—	—	4,642
Foreign currency translation	—	—	—	—	—	—	—	—	(19,553)	(19,553)
Net loss	—	—	—	—	—	—	—	(100,583)	—	(100,583)

Balance, September 30, 2022	125,817,855	$411,016	83,645,759	$1	$(661)	$(14,478)	$247,278	$(726,527)	$(17,270)	$(511,657)

See accompanying notes to the condensed consolidated financial statements.

Getaround, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

Nine months ended September 30,	2022	2021
Cash Flows from Operating Activities
Net loss	$(100,583)	$(105,259)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,670	9,210
Provision for bad debts	8,202	7,359
Stock-based compensation	4,945	9,420
Change in fair value - convertible instrument liability	(3,896)	4,549
Change in fair value – warrant liability	17,521	30,332
Non-cash interest expense	4	4
Non-cash lease expense	700	—
Gain on Extinguishment of Debt	—	(7,017)
Amortization of debt issuance costs	599	179
Loss from disposal of property and equipment	1	7
Impairment loss on fixed assets	—	381
Loss from foreign currency remeasurement	(212)	45
Net changes in operating assets and liabilities:
Accounts receivable	(6,827)	(7,226)
Prepaid expenses and other current assets	(1,852)	576
Operating leases liabilities	(1,184)	—
Deposits and other assets	(1,789)	179
Accounts payable	5,418	1,348
Accrued host payments and insurance fees	1,727	4,911
Accrued expenses and other liabilities	6,291	(1,739)
Deferred taxes	(547)	(797)
Deferred revenue	606	200

Net Cash Used in Operating Activities	(63,206)	(53,338)

Cash Flows from Investing Activities
Purchases of property and equipment	(1,607)	(871)
Proceeds from sale of property and equipment	—	381

Net Cash Used In Investing Activities	(1,607)	(490)

Cash Flows from Financing Activities
Proceeds from exercise of common stock options	125	1,300
Proceeds from issuance of Series E, net of $26 issuance costs	—	616
Proceeds from issuance of Series E-2 warrants	—	912
Proceeds from exercise of Series E-3 warrants	—	1
Proceeds from issuance of subordinated convertible promissory notes payable	—	28,420
Proceeds from issuance of notes payable, net of $2 issuance costs	—	6,998
Proceeds from issuance of Bridge Loans	27,050	—
Related Party advance on financing	4,750	—
Repayment of PGE loan	(240)	(90)
Related party advance on financing	—	—

Net Cash Provided by Financing Activities	31,685	38,157

Effect of Foreign Currency Translation on Cash	(2,522)	(1,182)

Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	(35,650)	(16,853)
Cash and Cash Equivalents and Restricted Cash, beginning of period	66,466	64,279

Cash and Cash Equivalents and Restricted Cash, end of period	$30,816	$47,426

Getaround, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets to the total of the same such amounts shown above:

Nine months ended September 30,	2022	2021
Cash and cash equivalents	$27,216	$43,476
Restricted cash included in current assets	3,600	3,950

Total Cash, Cash Equivalents and Restricted Cash at the End of Period	$30,816	$47,426

See accompanying notes to the condensed consolidated financial statements.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

1.	Nature of Business and Basis of Presentation

Nature of Business

Getaround, Inc. (“Getaround” or the “Company”) is an on-line car rental service company headquartered in San Francisco, California that was formed as a Delaware corporation in September 2009. The Company provides peer-to-peer car-sharing service powered by its proprietary technology, which allows car owners to earn income sharing their cars with pre-qualified drivers on the Company’s network. As of September 30, 2022, the Company operated globally in major U.S. cities and certain European markets, including France and Norway.

Going Concern and Liquidity

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced losses since its inception and had an accumulated deficit as of September 30, 2022 and December 31, 2021 of $726,527,000 and $625,944,000, respectively. Such losses primarily resulted from the costs incurred in the development of the Company’s technology platform, consumer products and sales and marketing to grow the Company’s user base. The Company expects operating losses and negative cash flows to continue for the foreseeable future as it continues to develop and promote its platform, as well as to grow its user base through new markets.

As of September 30, 2022, and December 31, 2021, the Company had $27,216,000 and $62,516,000, respectively, in unrestricted cash and cash equivalents available to fund future operations. The Company’s capital requirements will depend on many factors and the Company may need to use available capital resources and/or raise additional capital earlier than currently anticipated. Should the Company pursue additional debt and/or equity financing, there can be no assurance that such financing will be available on terms commercially acceptable to the Company. If the Company is unable to obtain additional funding when needed, it will need to curtail planned activities to reduce costs, which will likely have an unfavorable effect on the Company’s ability to execute on its business plan, and have an adverse effect on its business, results of operations and future prospects. These matters raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

COVID-19 Pandemic

On January 30, 2020, the World Health Organization declared the outbreak of a novel coronavirus strain (“COVID-19”) a global health emergency and characterized the outbreak as a pandemic on March 11, 2020. As a result, the pandemic severely restricted the level of economic activity globally and continues to have an unprecedented effect on the global travel and hospitality industry. At times governments and regulatory authorities have implemented measures to contain the COVID-19 pandemic, such as imposing restrictions on travel and business operations. Given the daily evolution of the COVID-19 outbreak, it is still uncertain what the full magnitude of the pandemic will have on the Company’s financial condition, liquidity and future results of operations.

As the impact of COVID-19 continues to evolve, estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require increased judgment and carry a higher degree of variability and volatility. These estimates and assumptions may change in

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

future periods and will be recognized in the consolidated financial statements as new events occur and additional information becomes known. To the extent the Company’s actual results differ materially from those estimates and assumptions, the Company’s future consolidated financial statements could be affected. In response, management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Accounting

The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP have been condensed or omitted. As such, the information should be read in conjunction with the audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2021. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Other than ASC 842 (defined below within Note 2 “Recently Adopted Accounting Standards”) which was adopted January 1, 2022, as discussed in Note 2, these interim condensed consolidated financial statements follow the same significant accounting policies as those included in our audited consolidated financial statements for the year ended December 31, 2021. In the opinion of management, these condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the condensed consolidated financial position, results of operations, and cash flows for these interim periods.

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the unaudited condensed consolidated financial statements herein.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the condensed consolidated financial statements and the accompanying notes. The most significant matters involving management’s estimates include those related to accounts receivable, claims allowances, useful lives of intangible assets and property and equipment, assessment of possible impairment of its intangibles and long-lived assets, valuation of deferred income tax assets, fair value of preferred stock warrants, certain convertible notes payable and stock-based awards. Actual results may ultimately differ from management’s estimates. Revenue, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these financial statements may not be representative of the results that may be expected for the year ending December 31, 2022.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are uncollateralized customer obligations due under specific customer agreements and/or contracts. Payment terms vary with each customer, but the majority of contracts provide for payment within 30 to 45 days of invoice date, and no discounts are offered.

The allowance for doubtful accounts is determined based upon a specific identification of balances, the collection of which, in management’s opinion, is doubtful. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. After all attempts to collect a receivable have failed, the receivable is written-off against the allowance. Based upon the information available, management has reserved an allowance for doubtful accounts in the amount of $5,418,000 and $6,890,000 as of September 30, 2022, and December 31, 2021, respectively.

Offering Costs Associated with the SPAC Transaction

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering”. Offering costs consist of professional fees incurred through the balance sheet date that are related to our SPAC transaction which have been capitalized within prepaid expenses and other current assets and will be reclassed to stockholders’ equity upon consummation of the SPAC transaction. As of September 30, 2022, offering costs of $2,907,000 have been capitalized as consulting services within prepaid expenses and other current assets. (See Note 6 - Prepaid expenses and other current assets)

Recently Adopted Accounting Standards

In February 2016, the FASB issued ASU 2016-02, and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients that entities can elect upon adoption (referred to collectively as “ASC 842”). ASC 842 introduces new requirements to increase transparency and comparability among organizations for leasing transactions for both lessees and lessors. The principle of ASC 842 is that a lessee recognizes assets and liabilities that arise from leases. Lessees need to recognize a right-of-use asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability is equal to the present value of lease payments, and the right-of-use asset is equal to the lease liability, adjusted for other factors. For income statement purposes, ASC 842 requires leases to be classified as either operating or finance. Operating leases result in a straight-line expense pattern while finance leases result in a front-loaded expense pattern. Lessor accounting remains largely unchanged, other than certain targeted improvements intended to align lessor accounting with the lessee accounting model and with the updated revenue recognition guidance.

The Company adopted ASC 842 effective January 1, 2022 using the modified retrospective transition approach and elected to apply the new guidance at the adoption date without adjusting comparative periods presented. Comparative information has not been restated and will continue to be reported under accounting standards in effect for those periods. In adopting the new guidance, the Company elected to apply the package of transition practical expedients, which allows the Company not to reassess: (1) whether any expired or existing contracts contain leases under the new definition of a lease; (2) lease classification for any expired or existing leases; and (3) whether previously

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

capitalized initial direct costs would qualify for capitalization under ASC 842. In transition, the Company did not elect to apply the hindsight practical expedient, which permits entities to use hindsight in determining the lease term and assessing impairment of right-of-use assets.

The adoption of ASC 842 resulted in the recognition of a new right-of-use assets and lease liabilities on the balance sheet for all operating leases. For the period ended December 31, 2021, the short-term and long-term deferred rent and lease incentive obligation liabilities were $643,000 and $6,661,000, respectively. As a result of the Company’s adoption on January 1, 2022, the Company recorded operating right-of-use assets of $14,341,000 including an offsetting deferred rent and lease incentives of $7,006,000, along with associated operating lease liabilities of $21,347,000. Additional disclosures required by this standard have been included in Note 10 - Leases.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The Company adopted ASU 2019-12 effective January 1, 2022, which did not have a material impact on the Company’s condensed consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt - Modifications and Extinguishments (Topic 470-50), Compensation - Stock Compensation (Topic 718), and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40), which clarifies existing guidance for freestanding written call options which are equity classified and remain so after they are modified or exchanged in order to reduce diversity in practice. The Company adopted ASU 2021-04 effective January 1, 2022, which did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326). This ASU amends guidance on reporting credit losses for assets held at amortized cost and available for sale debt securities. For assets held at amortized cost, the amendment eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost of the financial assets to present the net amount expected to be collected. ASU 2016-13 is effective for the Company as of January 1, 2023 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40). The amendments in the ASU remove certain separation models for convertible debt instruments and convertible redeemable preferred stock that require the separation of a convertible debt instrument into a debt component and an equity or derivative component. The ASU is effective fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements.

There are other new accounting pronouncements issued by the FASB that the Company has adopted or will adopt, as applicable, and the Company does not believe any of these accounting pronouncements have had, or will have, a material impact on its condensed consolidated financial statements or disclosures.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

3. Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, notes payable, convertible promissory notes, common and preferred stock warrant liabilities. The recorded carrying amounts of cash and equivalents, accounts receivable and accounts payable approximates fair value due to their short-term nature. The balances outstanding under the notes payable agreements are considered to approximate their estimated fair values as the interest rates approximate market rates. The convertible promissory notes and common and preferred stock warrant liability are carried at fair value.

Assets and liabilities recognized at fair value on a recurring basis in the condensed consolidated balance sheets consists of cash equivalents, warrant liabilities, certain portions of convertible notes payable, and related party convertible notes payable. These items are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The following tables summarize the Company’s financial instruments at fair value based on the fair value hierarchy for each class of instrument (in thousands):

September 30, 2022
	Fair Value Measurement
	Level 1	Level 2	Level 3
Assets:
Money market account	$4,837	$—	$—
Liabilities:
Redeemable convertible preferred stock warrant liability	$—	$—	$(64,917)
Common stock warrant liability	$—	$—	$(459)
Convertible Promissory Notes	$—	$—	$(62,707)

December 31, 2021
	Fair Value Measurement
	Level 1	Level 2	Level 3
Assets:
Money market account	$4,519	$—	$—
Liabilities:
Redeemable convertible preferred stock warrant liability	$—	$—	$(48,167)
Common stock warrant liability	$—	$—	$(337)
Convertible Promissory Notes	$—	$—	$(34,803)

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Convertible Redeemable Preferred Stock Warrants & Common Stock Warrant Liability

The Company measured its redeemable convertible preferred and common stock warrants at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the redeemable convertible preferred and common stock warrants related to updated assumptions and estimates were recognized as a warrant liability fair value adjustment, respectively, within the consolidated statements of operations and comprehensive loss.

The fair value of the redeemable convertible preferred and common stock warrants, as of September 30, 2022 and December 31, 2021, were determined utilizing the probability weighted average of 50% and 50% as of September 30, 2022 and 25% and 75% as of December 31, 2021 from i) a Black-Scholes calculation and ii) the OPM as each respective period end.

The fair value of the Company was determined utilizing both income and market approaches, which were probability weighted by 50% and 50% as of September 30, 2022 and 25% and 75% as of December 31, 2021 depending on the scenario of i) a consummation of a SPAC transaction or ii) remaining private, respectively.

The valuation methodology utilized under the remain private scenario was determined by first valuing the Company’s total equity, as of the end of each respective period. This value was determined utilizing both income and market approaches which were weighted equally in the valuation. The income approach was applied through the use of a discounted cash flow analysis and the market approach was applied through the use of guideline public company multiples that were used to value the Company under certain scenarios.

In determining the value under the consummation of a SPAC transaction scenario the Company utilized the terms of the SPAC Merger Agreement along with the publicly traded SPAC entity’s share price as of the valuation date as the SPAC transaction had been announced in May 2022. In addition, as the Merger Agreement provides shareholders the right to receive an Earnout, the Company determined the probability-weighted value per share associated with the Earnout by utilizing a Monte Carlo simulation to determine the probability of achieving the Earnout and its fair value.

The Company then utilized the option pricing method (OPM), using the calculated value of total equity as the basis for the Black-Scholes option pricing model to determine the fair value of the Company allocable to each share class, including the redeemable convertible preferred and common stock warrants, based on the Company’s capital structure and rights of each share class.

The significant unobservable inputs into the valuation model used to estimate the fair value of the redeemable convertible preferred and common stock warrants include:

•	the timing of potential events (for example, a potential sale of the business or public offering) and their probability of occurring,

•	the selection of guideline public company multiples,

•	a discount for the lack of marketability of the preferred and common stock,

•	the projected future cash flows, and

•	the discount rate used to calculate the present-value of the estimated equity value allocated to each share class.

An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The Company calculated the estimated fair value of warrants as of September 30, 2022 and December 31, 2021, respectively, using the following assumptions:

	September 30, 2022	December 31, 2021
Expected volatility	68.0% - 101.0%	66.9% - 82.7%
Risk-free interest rate	3.9% - 4.2%	0.2% - 1.5%
Expected dividend yield	—	—
Expected term (years)	1.1 - 8.4	0.5 – 9.1

The following table presents changes in the Level 3 warrant liability measured at fair value for the periods ended September 30, 2022 and December 31, 2021, respectively (in thousands):

Nine months ended September 30, 2022
	Convertible Redeemable Preferred Stock Warrants	Common Stock Warrants
Balance (beginning of period)	$48,167	$337
Additions	—	—
Fair value measurement adjustments	17,399	122
Exercised	(649)	—
Balance (end of period)	$64,917	$459

Year ended December 31, 2021
	Convertible Redeemable Preferred Stock Warrants	Common Stock Warrants
Balance (beginning of period)	$35,473	$277
Additions	916	—
Fair value measurement adjustments	15,293	60
Exercised	(3,515)	—
Balance (end of period)	$48,167	$337

During the nine months ended September 30, 2022 and the year ended December 31, 2021 the Company had no transfers between levels of the fair value hierarchy of its assets measured at fair value.

Convertible Promissory Notes

The Company measures its convertible promissory notes at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the convertible promissory notes related to updated assumptions and estimates were recognized as a convertible promissory notes fair value adjustment within the consolidated statements of operations and comprehensive loss.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

In determining the fair value of the 2021 Convertible Promissory Notes as of September 30, 2022 and December 31, 2021, the Company applied the probability-weighted expected return method (“PWERM”). The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security. Utilizing the PWERM, the Company assessed the probability that the 2021 Convertible Promissory Notes would be converted to common stock through the consummation of a SPAC transaction or as a result of a Qualified Financing, weighted with a probability of 50% and 50%, respectively, as of September 30, 2022 and weighted with a probability of 25% and 75%, respectively, as of December 31, 2021. Utilizing the PWERM, the Company assessed the probability that the Bridge Loans convertible promissory notes that were issued in the second and third quarter of 2022 would be converted to common stock through the consummation of a SPAC transaction or as a result of a liquidation transaction, weighted with a probability of 50% and 50% as of September 30, 2022. Additional inputs used in applying the PWERM were: i) the expected timing of the conversion, ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, iii) the contractual conversion price adjustment, iv) expected volatility, v) risk-free interest rate, and vi) the discount rate, based on considerations of the comparable cost of capital for private mezzanine debt investments, and current market yields for the CCC-rated corporate bonds.

As of September 30, 2022, the if-converted value of the 2021 Convertible Promissory Notes exceeds the principal by $5,769,000 if converted by a qualified financing and by $4,464,000 if converted by a qualified SPAC transaction.

As of September 30, 2022, the if-converted value of the Bridge Loans exceeds the principal by $4,443,000 if converted by a liquidation transaction and is less than the principal by $11,703,000 if converted by a qualified SPAC transaction.

An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.

The Company calculated the estimated fair value of convertible promissory notes as of September 30, 2022 and December 31, 2021, respectively, using the following assumptions:

2021 Convertible Promissory Notes	September 30, 2022	December 31, 2021
Contractual conversion price adjustment	80.0% - 85.0%	80.0% - 85.0%
Discount rate	20%	11.9%
Expected term (years)	0.1 - 0.3	0.3 - 0.5

2022 Bridge Loans	September 30, 2022
Expected volatility	71.0%
Risk-free interest rate	3.9%
Discount rate	26.9%
Expected term (years)	0.1 - 1.3

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The following table presents changes in the Level 3 convertible promissory notes measured at fair value for the periods ended September 30, 2022 and December 31, 2021, respectively (in thousands):

Nine months ended September 30, 2022
	2021 Convertible Promissory Notes	Bridge Loans
Balance (beginning of period)	$34,803	$—
Additions	—	31,800
Fair value measurement adjustments	(266)	(3,630)
Conversion	—	—
Balance (end of period)	$34,537	$28,170

Year ended December 31, 2021
2021 Convertible Promissory Notes
Balance (beginning of period)	$—
Additions	29,420
Fair value measurement adjustments	5,383
Conversion	—
Balance (end of period)	$34,803

4.	Contingent Compensation

In April 2019, the Company entered into an agreement to purchase 100% of the outstanding shares of Drivy for total consideration of $155,607,000, of which $99,317,000 was paid in cash and $56,290,000 was paid in the Company’s common stock. The transaction was collateralized by a $10,000,000 letter of credit presented under restricted cash on the Company’s consolidated balance sheets. Drivy is the largest car-sharing service provider in Europe and is headquartered in Paris, France, with subsidiaries in Germany, Spain, Belgium, Austria and the United Kingdom. The purpose of the acquisition was to establish an international presence in the car-sharing industry.

As of the acquisition date, the Company owned approximately 81% of the stock of Drivy. The remaining 19% was held by employees and the Company has a put and call option structure in place that permits it to acquire these shares in approximately equal annual tranches over the course of three years from the acquisition date. At the time of the acquisition, approximately 58% of the remaining 19% of Drivy’s shares with associated put and call options were to be settled in cash, and 42% were to be settled in the Company’s common stock. On the basis the holder of the shares remains in employment with the Company, the holder has the option to cause the Company to purchase for cash or exchange for Getaround shares the proportionate number of the outstanding

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Drivy shares, at each anniversary. The amount payable in cash and number of the Company’s common shares to be issued are fixed. The total number of the Company’s common shares expected to be issued in settlement of this put and call option was 2,919,582 in exchange for 37,971 Drivy shares as of the acquisition date. Should the holder of the shares decide to leave the Company before the third anniversary of the acquisition, or if the holder is dismissed from the Company for cause, the Company can cause the holder of the shares to sell or exchange the remaining outstanding shares at their par value of euro 0.01 per share, as opposed to the agreed-upon acquisition price per share. Similarly, under such circumstances, the holder could still exercise the put option, but their remaining outstanding shares will be sold or exchanged at their par value of euro 0.01 per share.

Because this put and call option structure gives rise to both an option and an obligation of the Company to purchase the remaining 19% of the outstanding shares of Drivy as of the acquisition date, and because the put and call option structure is considered contingent compensation dependent upon continuous employment, the Company records compensation expense and a corresponding liability as the underlying employee services are performed, and does not present any non-controlling interest in the condensed consolidated financial statements. The contingent compensation liability related to the put and call options, which is remeasured each reporting period, is presented in other accrued liabilities within the “Compensation” line in the amount of $44,000 and $5,087,000 as of September 30, 2022 and December 31, 2021, respectively. (See Note 7 - Other Accrued Liabilities). Of that amount, $3,620,000 is related to amounts to be settled in the Company’s shares based on the fair value of Company’s common stock as of December 31, 2021, respectively, while the remaining balance is related to amounts to be settled in cash. In June 2022 2,919,582 shares of common stock were issued to settle the outstanding contingent compensation liability associated with the put and call options structure related to the acquisition of Drivy in April 2019. Therefore, as of September 30, 2022 the remaining liability balance of $44,000 is to be settled in cash.

The expense related to the put call option agreement, which was included in the condensed consolidated statements of operations and comprehensive loss, was as follows (in thousands):

Nine months ended September 30,	2022	2021
Sales and marketing	$26	$115
Operations and support	31	142
Technology and product development	74	296
General and administrative	1,049	12,016

Total	$1,180	$12,569

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The following table details the amounts accrued as components of short-term and long-term liability as of September 30, 2022 and December 31, 2021 related to the put call option agreement (in thousands):

	Other Accrued Liabilities	Other Long-Term Liabilities
Beginning balance as of January 1, 2021	$7,078	$1,963
Additions	13,839	—
Payments	(14,280)	(963)
Changes in fair value for share settled liability	(2,550)	—
Reclassification from Long term to Short term	1,000	(1,000)

Ending balance as of December 31, 2021	$5,087	$—
Additions	158	—
Payments	(1,581)	—
Settlements through issuance of common stock	(4,642)	—
Changes in fair value for share settled liability	1,022	—

Ending balance as of September 30, 2022	$44	$—

As of September 30, 2022, the Company’s estimated no additional future liability for contingent compensation from the put and call options related to future services to be settled in cash. The value of the share-settled component will vary with the fair value of Company’s common stock.

In addition to the put and call option, the Company entered into separate cash bonus arrangement with Drivy’s key employees that is dependent upon continued employment and passage of time (“retention consideration”). The accrued obligations as of September 30, 2022 and December 31, 2021 is $750,000 and will be paid out as short-term retention consideration in relation to the transaction.

5.	Revenue

The following table present Company’s revenues disaggregated by geography (in thousands):

Nine months ended September 30,	2022	2021
Service revenue:
United States	$25,452	$28,517
Europe	18,515	18,216

Total service revenue	43,967	46,733

Lease revenue:
United States	654	885
Europe	404	588

Total lease revenue	1,058	1,473

Total Revenue	$45,025	$48,206

Contract Balances

Contract assets include amounts related to the Company’s contractual right to consideration for completed performance obligations not yet invoiced. The contract assets are reclassified to receivables when the rights become unconditional. The Company’s contract assets as of September 30, 2022 and December 31, 2021 in the amount of $628,000 and $681,000, respectively, are included in prepaid expenses and other current assets on the condensed consolidated balance sheets. The contract assets are typically invoiced within a month of recognition. The Company’s contract assets as of January 1, 2022 and 2021 amounted to $681,000 and $530,000, respectively.

Contract liabilities are recorded as deferred revenues and include payments received in advance of performance under the contract. Contract liabilities are realized when services are provided to the customer. Contract liabilities as of September 30, 2022 and December 31, 2021 in the amount of $866,000 and $310,000, respectively, are reported as a component of current liabilities on the condensed consolidated balance sheets. All opening amounts of the December 31, 2021 and 2020 contract liabilities were recognized during the periods ended September 30, 2022 and December 31, 2021, respectively. The Company’s contract liabilities as of January 1, 2022 and 2021 amounted to $310,000 and $452,000, respectively.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

6.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Advertising services	$199	$699
Rent	86	459
Compensation	91	120
Sales taxes	341	1,440
Subscriptions	772	1,061
Parking	85	72
Legal services	16	16
Insurance	193	644
Recruiting services	—	54
Consulting	2,921	27
Contract assets	628	681
Owners compensation	730	—
Other	973	617

Prepaid Expenses and Other Current Assets	$7,035	$5,890

7.	Other Accrued Liabilities

Other accrued liabilities consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Claims payable	$10,183	$8,132
Compensation	4,147	9,176
Professional services	5,861	2,342
Lease incentive obligation	—	606
Deferred rent	—	37
Insurance	717	362
Vehicle leases	625	744
Sales tax	3,801	3,040
Other	3,323	2,952

Other Accrued Liabilities	$28,657	$27,391

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

8.	Other Long-Term Liabilities

Other long-term liabilities consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Deferred rent	$—	$2,725
Lease incentive obligation	—	3,936
Other	—	190

Other Long-Term Liabilities	$—	$6,851

9.	Notes Payable

Convertible Notes Payable

As of September 30, 2022, there were no changes to the terms of the Company’s iHeart Media Note Payable that was outstanding as of December 31, 2021. For the nine months ended September 30, 2022 and 2021 $4,000 and $4,000 of interest expense was recognized.

Subordinated Convertible Promissory Notes Financing (Convertible Promissory Notes)

As of September 30, 2022, there were no changes to the terms of the Company’s 2021 Convertible Promissory Notes there were outstanding as of December 31, 2021.

Bridge Loans

During 2022, the Company issued a total of $31,800,000 in subordinated convertible promissory notes (“Bridge Loans”) to multiple parties. The Bridge Loans mature on May 1, 2024 and accrue interest at 1.85% per annum. The Company has the right to issue subordinated convertible promissory notes with the counterparties up to a principal amount of $50,000,000. The counterparties have subordinate status to the Deutsche Bank Loan entered into during October 2021. In the event of the consummation of a Qualified Financing, Qualified IPO, or SPAC Transaction, the Bridge Loans will convert at a conversion price equal to 70% of the price paid per share under the respective conversion scenario. In the event of a Liquidation Transaction, the Bridge Loans will convert into the right to receive payment in cash equal to any unpaid accrued interest on the note plus the outstanding principal balance multiplied by 1.5 plus any unpaid costs and expenses in connection with the agreement.

The 2021 Convertible Promissory Notes and Bridge Loans were accounted for at fair value with changes in fair value being recognized under Convertible Promissory Note Fair Value Adjustment within the income statement (See Note 3 - Fair Value).

For the nine months ended September 30, 2022 no interest expense was separately recognized as the accrued interest is factored into the fair value of the notes as of September 30, 2022.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The Company’s convertible notes payable balances were as follows (in thousands):

	September 30, 2022	December 31, 2021
iHeart Convertible Note	$474	$474
2021 Convertible Promissory Notes measured at fair value	34,537	34,803
Bridge Loans measured at fair value	28,170	—

Total Convertible Notes Payable	$63,181	$35,277

Notes Payable

Horizon Loan

In November 2020, the Company entered into a loan agreement with a lender for a $18,000,000 note payable. On February 28, 2021, the Company drew upon an additional $7,000,000, for a total note payable of $25,000,000. On October 8, 2021, the Horizon Loan was paid off and refinanced with the Deutsche Bank Loan, discussed below. For the nine months ended September 30, 2021, $2,043,000 of interest expense was recognized and the debt discount was amortized by $172,000.

Deutsche Bank Loan

In October 2021, the Company entered into a loan agreement for a $75,000,000 note payable, with Deutsche Bank as the lead arranger. The Company used a portion of the proceeds to pay off the outstanding Horizon Loan principal of $25,000,000 along with related early repayment fees of $1,875,000. The note matures on October 7, 2023 and the Company must make monthly interest-only payments at a rate of 10% per annum for the first twelve months, 11% per annum during the next six months, and 12% per annum for the remaining term of the note until the maturity date, at which point the principal is to be paid in full along with a final payment fee of $3,375,000. The Company pledged as collateral all intellectual property held in the US, which has no book value, and the Company’s equity interests of its subsidiaries. The note has an effective interest rate of 13.91%. The Company capitalized $607,000 in issuance costs and recorded a debt discount of $675,000 in connection with the note.

The 2021 Credit Agreement requires mandatory repayments in the event of either (1) an acceptable SPAC transaction or acceptable primary equity issuance with a valuation of Getaround’s equity interests of at least $1.0 billion is not consummated on or prior to October 31, 2022, or (2) if our total revenues as of the last day of any fiscal quarter ending on or after September 30, 2022 is below a certain threshold for the last twelve months. Upon either event, Getaround is required to repay 4.17% (8.34% for the first month following a transaction consummation event or for the first two months following a revenue threshold event) of the principal amount outstanding as of the date of the event payable monthly on the first business day of the immediately following month and continuing until the maturity date. Subsequent compliance after the initial event will not alter the monthly mandatory repayment obligation.

Additionally, the 2021 Credit Agreement also requires mandatory repayment if, after entering into the 2021 Credit Agreement, Getaround: (i) receives any cash proceeds from any capital contribution or any issuance of subordinated debt or equity interests, other than those permitted, of an amount equal to 100% of the net cash proceeds of the respective issuance and shall be applied pro rata on such date, provided the issuance is based on a valuation of all equity interests of Getaround of an amount equal to or greater than $1.0 billion, such repayment shall not exceed $40.0 million. (ii) receives any cash proceeds from any issuance or incurrence of indebtedness, other than permitted, of an amount equal to 100% of the net cash proceeds of the respective incurrence of indebtedness

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

which shall be applied pro rata on such date; (iii) receives any cash proceeds from any asset sale in which the proceeds exceed $1.0 million per transaction or series of related transactions and $5.0 million in the aggregate per fiscal year, of an amount equal to 100% of the net sale proceeds which shall be applied pro rata on such date, subject to certain exceptions; (iv) experiences a change of control; and (v) receives any cash proceeds from any recovery event, unless such proceeds don’t exceed $1,000,000 in aggregate for all such recovery events over the term of the loan or if the proceeds are in respect to automobile insurance claims made in the ordinary course of business, of an amount equal to 100% of the net cash proceeds from such event which shall be applied pro rata on such date, subject to certain exceptions.

In September 2022, the Company entered into an amendment to the loan agreement with Deutsche Bank as lead arranger to amend the mandatory repayment conditions to extend the date by which an acceptable SPAC transaction or acceptable primary equity issuance is required to be consummated until October 31, 2022. In addition, the final payment fee was increased to $4,125,000 from $3,375,000. Please refer to Note 19- Subsequent Events for information on the amendment to the loan agreement the Company entered into in November 2022.

During the nine months ended September 30, 2022, $5,688,000 of interest expense was recognized and the issuance costs and debt discount were amortized by $282,000 and $315,000, respectively, in addition to an expense of $1,576,000 for an accrual of the final payment fee noted above.

Prêt Garanti par l’État (“PGE”) Loan

In response to the COVID-19 Pandemic, the French Government enacted a State Guarantee Scheme for new loans granted by financial institutions to aid French businesses from the period of March 16, 2020 through June 30, 2022. Loans cannot have a duration exceeding a period of six years from the date of the first disbursement. In November 2020, the Company entered into Loan agreements with three French lenders for a total of 4,500,000 euros of notes payable. Of which, 3,000,000 euros of the notes were interest free during the initial one-year term with the remaining 1,500,000 euros having a 2.25% fixed interest rate and a recurring annual payment of 300,000 euros beginning September 2021 through June 2026. The notes payable of 3,000,000 euros initially were to mature during November 2021 and were to be paid in full.

During January 2021, the payment terms of the 1,500,000 euros loan were amended to have a recurring quarterly payment of 75,000 euros beginning September 2021 through June 2026. On July 13, 2021, the Company entered into a discussion to amend the PGE loan terms to defer first payments on 3,000,000 euros of the loan due November 2021 to November 2022. Prior to the amendment, all 3,000,000 euros of the loan principal was due in November 2021. The amendment to the payment terms of the PGE loan was made through two agreements. Effective August 27, 2021, the first agreement deferred a first payment, where the principal of 600,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 12,000 euros beginning December 2022 through November 2026 and added a 0.7% fixed interest rate. Effective October 1, 2021, the second agreement deferred a first payment, where the principal of 2,400,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 49,000 euros beginning December 2022 through November 2026 and added a 1.44% global effective rate.

As of September 30, 2022, $895,000 was classified within short-term debt and a total remaining outstanding principal was $4,041,000. For the nine months ended September 30, 2022 and 2021, $56,000 and $30,000 of interest expense was recognized, respectively.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Paycheck Protection Program (“PPP”)

The Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) was enacted on March 27, 2020. Among the provisions contained in the CARES Act is the creation of the PPP that provides for Small Business Administration (“SBA”) Section 7(a) loans for qualified small businesses. On May 1, 2020, the Company received total proceeds of $6,938,000 pursuant to the PPP. In accordance with the loan forgiveness requirements of the CARES Act, the Company used the proceeds from the PPP loan primarily for payroll costs, rent and utilities. The interest rate on the PPP loan is a fixed rate of 1% per annum. The PPP loan was to mature on April 30, 2022.

In June 2021, the Company’s PPP loan principal of $6,938,000 and accrued interest of $79,000 was forgiven by the SBA, of which $32,000 interest expense was recognized during the nine months ended September 30, 2021. The PPP loan and application for forgiveness of the loan remain subject to review and audit by SBA for compliance with program requirements. Accordingly, the Company is subject to audit or review by federal or state regulatory authorities as a result of applying for and obtaining the PPP Loan, and for obtaining forgiveness of the loan. If we were to be audited or reviewed and receive an adverse determination or finding in such audit or review, we could be required to return or repay the full amount of the applicable loan and could be subject to fines or penalties, which could reduce our liquidity and adversely affect our business, financial condition and results of operations.

The Company’s notes payable balances were as follows (in thousands):

	September 30, 2022	December 31, 2021
Deutsche Bank Loan	$75,000	$75,000
PGE Loan	4,041	4,923

Total Notes Payable	79,041	79,923

Less: unamortized debt issuance costs	(239)	(521)
Less: unamortized debt discount	(266)	(581)
Less: short-term portion of PGE Loan	(895)	(464)
Less: short-term portion of DB loan	(37,530)	—

Total Notes Payable, less current portion	$40,111	$78,357

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

10.	Leases

The Company leases corporate office facilities, short-term parking spaces and miscellaneous office equipment under operating lease agreements. The Company’s lease agreements have terms not exceeding eight years.

The components of lease expense for the period ended September 30, 2022 are as follows (in thousands):

Nine months ended September 30, 2022
Operating lease costs	$2,476
Short term lease costs	1,763
Variable lease costs	614
Sublease income	(1,058)

Total Lease Costs	$3,795

Other information related to leases for the nine months ended September 30, 2022 are as follows (in thousands):

Nine months ended September 30, 2022
Operating cash flows used for lease liabilities	$2,974
Right of use assets acquired under operating lease on the adoption of ASC 842	$14,341
Weighted-average remaining lease term (in years):	6.8
Weighted-average discount rate	11.6%

The Company calculated the weighted-average discount rates using incremental borrowing rates, which equal the rates of interest that it would pay to borrow funds on a fully collateralized basis over a similar term.

Future minimum payments under operating leases as of September 30, 2022, are as follows (in thousands):

Year ending December 31,
From October 1, 2022 to December 31, 2022	$987
2023	4,041
2024	4,138
2025	4,235
2026	4,334
Thereafter	11,060

Total undiscounted future cash flows	28,795
Less: Imputed interest	(8,866)

Total	$19,929

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Supplemental Information for Comparative Periods

Prior to the adoption of ASC 842, future minimum lease payments for noncancellable operating leases as of December 31, 2021 were as follows (in thousands):

Year ending December 31,
2022	$3,990
2023	4,100
2024	4,198
2025	4,295
Thereafter	15,997

Total	$32,580

11.	Commitments and Contingencies

Commitments

As of September 30, 2022, there were no material changes outside the ordinary course of business to the Company’s commitments, as disclosed in the audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2021.

Legal Proceedings

From time to time, the Company is subject to potential liability under laws and government regulations and various claims and legal actions that may be asserted against it that could have a material adverse effect on its business, reputation, results of operations or financial condition. Such litigation may include, but is not limited to, actions or claims relating to sensitive data, including its proprietary business information and intellectual property and that of its clients and personally identifiable information of its employees and contractors, cyber-attacks, data breaches and non-compliance with its contractual or other legal obligations.

A liability and related charge are recorded to earnings in the Company’s consolidated financial statements for legal contingencies when the loss is considered probable and the amount can be reasonably estimated. The assessment is re-evaluated each accounting period and is based on all available information, including discussion with outside legal counsel. If a reasonable estimate of a known or probable loss cannot be made, but a range of probable losses can be estimated, the low-end of the range of losses is recognized if no amount within the range is a better estimate than any other. If a material loss is reasonably possible, but not probable and can be reasonably estimated, the estimated loss or range of loss is disclosed in the notes to the consolidated financial statements. The Company expenses legal fees as they are incurred.

In 2020 the Company became involved in certain litigation filed by a former contractor of the Company alleging various Labor Code violations by the Company. The former contractor has asserted claims on a class wide basis and seeks to represent all California contractors and California non-exempt employees from July 2016 to the present. Based upon the Company’s investigation, the Company does not believe the plaintiff’s claims against the Company are valid. However, litigation is unpredictable and there can be no assurances the Company will obtain a favorable final outcome, or be able to avoid unfavorable preliminary or interim ruling. As of December 31, 2021, the Company was able to reasonably estimate the amount of loss, or range of losses, that could result from this matter and recorded an accrual for $200,000. During the nine months ended September 30, 2022 the Company estimated an increase in the amount of loss, resulting in an accrual balance of $250,000 as of September 30, 2022.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

As of September 30, 2022, and December 31, 2021, the Company had accrued $1,245,000 and $1,332,000 respectively related to various pending claims and legal actions. The Company does not believe that a material loss in excess of accrued amounts is reasonably possible.

12.	Income Taxes

The Company’s quarterly tax provision was calculated using a discrete approach, as allowed by ASC 740, Income Taxes, to calculate its interim income tax provision. The discrete method is applied when it is not possible to reliably estimate the annual effective tax rate.

The Company’s benefit for income taxes was $547,000 for the nine months ended September 30, 2022, with an effective tax rate of 0.5%, and $797,000 for the nine months ended September 30, 2021 with an effective tax rate of 0.8%. The effective tax rate differs from the U.S. statutory tax rate primarily due to the valuation allowances on the Company’s deferred tax assets as it is more likely than not that some or all of the Company’s deferred tax assets will not be realized.

The Company’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s condensed consolidated balance sheets. To date, the Company has not recognized any interest and penalties in its condensed consolidated statements of operations, nor has it accrued for or made payments for interest and penalties. The Company has no unrecognized tax benefits as of September 30, 2022 and December 31, 2021.

13.	Mezzanine Equity and Stockholders’ Deficit

Convertible Redeemable Preferred Stock

The authorized, issued and outstanding shares of convertible redeemable preferred stock and liquidation preferences were as follows (in thousands, except share amounts):

September 30, 2022
Series	Authorized Shares	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Series A	14,497,716	10,678,459	$10,918	$16,953
Series B	11,980,730	5,216,044	8,407	9,578
Series C	18,526,490	10,836,279	23,844	22,761
Series D	45,812,043	44,439,418	294,940	191,841
Series D-2	2,712,109	—	—	—
Series D-3	5,344,476	5,344,476	50,773	49,587
Series E	23,960,873	18,987,106	72,910	51,709
Series E-1	22,286,950	22,286,925	68,465	56,609
Series E-2	23,437,500	6,784,347	7	8,356
Series E-3	17,829,563	1,244,801	1	3,622

Total	186,388,450	125,817,855	$530,265	$411,016

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

December 31, 2021
Series	Authorized Shares	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Series A	14,497,716	10,678,459	$10,918	$16,953
Series B	11,980,730	5,119,213	8,251	9,338
Series C	18,526,490	10,836,279	23,844	22,761
Series D	45,812,043	44,439,418	294,940	191,841
Series D-2	2,712,109	—	—	—
Series D-3	5,344,476	5,344,476	50,773	49,587
Series E	23,960,873	18,987,106	74,939	51,709
Series E-1	22,286,950	22,286,925	68,465	56,609
Series E-2	23,437,500	6,784,347	7	8,356
Series E-3	17,829,563	995,924	1	3,214

Total	186,388,450	125,472,147	$532,138	$410,368

During the nine months ended September 30, 2022, 248,877 Series E-3 warrants were exercised on a 1:1 basis for Series E-3 convertible redeemable preferred stock at $1.64 per share based on the fair value as of September 30, 2022 (See Note 15 - Warrants). During the same period, 300,000 Series B warrants to purchase were exercised into 96,831 Series B convertible redeemable preferred stock at $2.47 per share based on the fair value as of the exercise date (See Note 15 - Warrants).

Common Stock

The issued and outstanding shares of common stock were as follows:

	September 30, 2022	December 31, 2021
Class B Non-Voting Common Stock	285,937	285,937
Common Stock	61,204,103	57,297,091
Non-Voting Common Stock	22,155,719	22,155,719

Total	83,645,759	79,738,747

During the nine months ended September 30, 2022, 176,463 common stock options were exercised and 810,967 RSUs vested in exchange for 987,430 shares of common stock. Additionally, in June 2022, 2,919,582 shares of common stock were issued to settle the outstanding contingent compensation liability associated with the put and call options structure related to the acquisition of Drivy in April 2019 (See Note 4 - Contingent Compensation).

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Shares of common stock reserved for future issuance are as follows (in whole shares):

	September 30, 2022	December 31, 2021
Convertible redeemable preferred stock	125,817,855	125,472,147
Stock options and restricted stock units outstanding	19,432,132	18,702,704
Warrants for convertible redeemable preferred stock	28,259,306	28,808,183
Warrants for common stock	374,353	354,353
Shares reserved for future award issuance	8,000,613	3,390,543
Contingent compensation put and call options	—	2,919,582

Total Reserved	181,884,259	179,647,512

14.	Stock-Based Compensation

Restricted Stock Units

Restricted stock units (RSUs) activity is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Balance, December 31, 2021	2,090,865	$2.34
RSUs granted	634,000	1.28
RSUs vested	(810,967)	2.52
RSUs canceled	(206,035)	1.87

Balance, September 30, 2022	1,707,863	$1.91

Stock-Based Award Activity

Stock option activity is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in Thousands)
Balance, December 31, 2021(1)	27,058,484	$1.04	8.21	$6,889
Options granted	3,166,600	1.26	9.48	1,116
Options exercised	(176,463)	0.70	2.20	144
Options expired	(548,548)	0.96	—	376
Options forfeited	(1,329,159)	1.24	—	606

Balance, September 30, 2022	28,170,914	1.07	7.77	11,858

Vested and Exercisable, September 30, 2022	7,697,082	$0.89	6.71	$6,233

Vested and Exercisable and Expected to Vest, September 30, 2021	28,170,914	$1.07	7.77	$11,858

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(1)	The number of options exercised excludes the common stock options that were legally exercised in exchange of the nonrecourse promissory notes during the year ended December 31, 2021.

In February 2021 the Company entered into nonrecourse promissory note agreements with two shareholders in order to facilitate cashless exercise of 10,446,645 options to exercise common stock, at the originally granted price per share, in exchange for a promissory note in the principal amount of $21,261,000. As the promissory note was nonrecourse, (i) this legal exercise of stock options with a promissory note was not considered a substantive exercise for accounting purposes and instead was accounted for as if it were a stock option grant and (ii) no receivable for amounts due under the promissory note was recorded on the Company’s consolidated balance sheet. The legal issuance of the nonrecourse promissory notes resulted in a modification to the stock option, however no additional stock-based compensation expense was recognized related to this award, based on the grant-date fair value of the award and the fair value at the date of modification, which was determined using the Black-Scholes option-pricing model. Please see Note 18 – Related-party transactions.

The Company recognized stock-based compensation expense related to stock options of $3,974,000 and $7,919,000 for the nine months ended September 30, 2022 and 2021, respectively, which was included in the condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

Nine months ended September 30,	2022	2021
Sales and marketing	$731	$1,533
Operations and support	729	947
Technology and product development	988	2,276
General and administrative	1,526	3,163

Total	$3,974	$7,919

On January 22, 2021, the board of directors authorized the amendment of all stock options previously granted with an exercise price per share greater than the current fair market value to be repriced to the Company’s current fair market value per share. Optionees had the choice to amend options from January 28, 2021 through February 26, 2021. Select employees elected to amend the options subject to the repricing that became effective on February 26, 2021. The re-pricing was treated as a modification of terms of the options outstanding. The fair value of the modification was determined as the difference between the fair value of each option immediately before and after the repricing using the Black-Scholes option pricing model. The re-pricing resulted in recognition of compensation expense in the amount of $1,189,000 for the nine months ended September 30, 2021.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

As of September 30, 2022, there was $11,634,00 of total unrecognized compensation cost related to unvested stock options granted under the plan that is expected to be recognized over a weighted-average period of 2.54 years.

The Company recognized stock-based compensation expense related to RSUs of $971,000 and $1,501,000 for the nine months ended September 30, 2022 and 2021, respectively, which was included in the condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

Nine months ended September 30,	2022	2021
Sales and marketing	$181	$252
Operations and support	187	313
Technology and product development	395	666
General and administrative	208	270

Total	$971	$1,501

As of September 30, 2022, there was $2,699,000 of total unrecognized compensation cost related to unvested RSUs that is expected to be recognized over a weighted-average period of 1.43 years.

Management Alignment Plan

In September 2020, the Company adopted a Management Alignment Plan, which, in the event of change in control, provides certain Company founders and certain critical service providers with an option to receive bonus payments in connection with that event. Management Alignment Plan contemplates a total of 1,200 participating units with value equal to the lesser of (a) 6% of the value of a transaction that gives rise to the change in control event, and (b) $15,000,000. Each unit shall have equal individual value. No amounts have been accrued for potential payments under the Management Alignment Plan as of September 30, 2022 and December 31, 2021 as a change in control was not deemed probable.

Early Exercise of Nonvested Options

At the discretion of the board of directors, certain options may be exercisable immediately at the date of grant but are subject to a repurchase right, under which the Company may buy back any unvested shares at their original exercise price in the event of an employee’s termination prior to full vesting. The consideration received for an exercise of an unvested option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The liabilities are reclassified into equity as the awards vest. As of September 30, 2022 and December 31, 2021, there were no early-exercised options.

15.	Warrants

Convertible Redeemable Preferred Stock Warrants

During the nine months ended September 30, 2022, 248,877 Series E-3 warrants to purchase shares of Series E-3 convertible redeemable preferred stock were exercised. Upon exercise the Company received $249 in cash with $408,000 previously recorded as a warrant liability was converted to equity (See Note 13 - Mezzanine Equity and Stockholders’ Deficit).

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

During the nine months ended September 30, 2022, 300,000 Series B warrants to purchase shares of Series B convertible redeemable preferred stock were exercised via a cashless exercise pursuant to the original contractual terms. Upon exercise the company received $0 in cash with $240,000 previously recorded as warrant liability was converted to equity (See Note 13 - Mezzanine Equity and Stockholders’ Deficit).

16.	Net loss per share

The Company uses the two-class method to calculate basic net loss per share and applies the more dilutive of the two-class method, treasury stock method or if-converted method to calculate diluted net loss per share.

No dividends were declared or paid as of September 30, 2022 and 2021. Undistributed earnings for each period are allocated to participating securities, including the Preferred Stock for applicable periods, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there are no contractual obligation for the Preferred Stockholders to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average shares of common stock outstanding during periods with undistributed losses. The net loss per share does not differ between common stock, non-voting common stock, and class B non-voting common stock.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common shareholders for the periods ended September 30, 2022 and 2021 (in thousands except per share amounts):

Nine months ended September 30,	2022	2021
Net loss	$(100,583)	$(105,259)
Basic and diluted weighted average common stock outstanding	71,169	68,832
Basic and diluted net loss per share	$(1.41)	$(1.53)

Since the Company was in a loss position for the periods ended September 30, 2022 and 2021, basic net loss per share was the same as diluted net loss per share for the periods presented.

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in whole shares):

As of September 30,	2022	2021
Convertible redeemable preferred stock	125,817,855	125,472,147
Stock options and restricted stock units outstanding(1)	29,878,777	29,025,351
Warrants for convertible redeemable preferred stock	28,259,306	28,808,183
Warrants for common stock	374,353	354,353
Shares reserved for future award issuance	8,000,613	3,646,982
Contingent compensation put and call options	—	2,919,582

Total	192,330,904	190,226,598

(1)	Balances are inclusive of the common stock options legally exercised in exchange of the nonrecourse promissory notes.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

17.	Segment and Geographical Area Information

Segment Information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment.

Geographical Area Information

The table below summarizes the Company’s long-lived assets, which are comprised of property, equipment and operating lease right-of-use assets, net of accumulated depreciation, by geographical area:

	September 30, 2022	December 31, 2021
United States	$22,489	$10,566
Europe	1,596	165

Total	$24,085	$10,731

See Note 5 - Revenue for the Company’s revenues disaggregated by geography.

18.	Related-Party Transactions

In February 2021 the Company entered into nonrecourse promissory note agreements with two shareholders in order to facilitate cashless exercise of 10,446,645 options to purchase common stock. This arrangement resulted in no incremental share-based compensation expense. Please see Note 14 - Stock-based compensation for more details.

During 2022, the Company issued a total of $31,800,000 in Bridge Loans to multiple parties, including to an immediate family member of management in full settlement of the liability from the related party advance on financing in the amount of $4,750,000. Total amount of financing via Bridge Loan provided by the immediate family member of management was $10,000,000. Please see Note 9 - Notes Payable for more details.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

19.	Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to November 23, 2022, the date that the condensed consolidated financial statements were available to be issued. Except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Bridge Loans

In fourth quarter of 2022, the Company issued a total of $3,559,985 in subordinated convertible promissory notes (“Bridge Loans”) to multiple parties. The Bridge Loans mature on May 31, 2024 and accrue interest at 1.85% per annum. The Company has the right to issue subordinated convertible promissory notes with the counterparties up to a principal amount of $50,000,000, of which $31,800,000 was issued earlier in the year to multiple parties, including to an immediate family member of management in full settlement of the liability from the related party advance on financing in the amount of $4,750,000 (please refer to Note 18 - Related-Party Transactions). Please refer to the Bridge Loans section of Note 9 - Notes Payable for additional information on the Bridge Loans.

Deutsche Bank Loan

In November 2022, the Company entered into amendments to the loan agreement with Deutsche Bank as lead arranger to amend the mandatory repayment conditions to extend the date by which an acceptable SPAC transaction or acceptable primary equity issuance is required to be consummated until November 30, 2022.

Note Payable

In October 2022, the Company issued a $2,000,000 subordinated promissory note to Braemar Energy Ventures III LP (“Braemar”), a related party and an existing investor in the Company. A member of our Board of Directors holds an interest in Braemar. The promissory note accrues interest at 10% per annum, compounded annually, and the principal and any accrued but unpaid interest will be due and payable upon holder demand at any time on or after October 30, 2023. The Company may also prepay all of the outstanding principal and accrued but unpaid interest under the promissory note at any time, subject to a prepayment premium equal to $200,000 less the amount of accrued but unpaid interest that is prepaid. The promissory note is subordinated to all of the Company’s senior indebtedness, including the Deutsche Bank Loan entered into during October 2021.